Exhibit 99.1

The Hanover Reports Second Quarter Net Income and

Operating Income of $2.31 and $2.20 per Diluted Share, Respectively;

Second Quarter Combined Ratio of 95.5%; Combined Ratio Excluding Catastrophes of 90.5%;

Operating Return on Average Equity of 12.8%

WORCESTER, Mass., August 1, 2018 - The Hanover Insurance Group, Inc. (NYSE: THG) today reported net income of $99.3 million, or $2.31 per diluted share, in the second quarter of 2018, compared to $78.4 million, or $1.83 per diluted share, in the prior-year quarter.  Operating income(1) was $94.6 million, or $2.20 per diluted share, for the second quarter of 2018, compared to operating income of $72.3 million, or $1.69 per diluted share, in the prior-year quarter.

Second Quarter Highlights

•	Combined ratio, excluding catastrophes(2), of 90.5%, an improvement of 0.3 points over the prior-year quarter
•	Catastrophe losses of $63.6 million, or 5.0 points of the combined ratio, driven primarily by wind and hail events in the Northeast and Midwest, largely in Personal Lines
•	Net premiums written increased 6.9%, with strong growth in more profitable Personal Lines, Small Commercial and target Specialty businesses
•	Continued price increases in Commercial and Personal Lines
•	Net investment income of $78.7 million, up 8.9% from the prior-year quarter, aided by higher cashflows from operations and growth in partnership income
•

Book value per share of $69.17, up 0.9% from March 31, 2018, primarily due to earnings accretion, partially offset by changes in fair value of the fixed income portfolio due to interest rate movements and widening of credit spreads

•	Repurchased approximately 99,000 shares of common stock for $11.7 million during the second quarter of 2018
	Three Months ended		Six Months ended
	June 30		June 30
($ in millions, except per share data)	2018	2017	2018	2017
Net premiums written	$1,363.7	$1,275.7	$2,628.3	$2,462.5
Operating income	94.6	72.3	178.6	113.1
per diluted share	2.20	1.69	4.15	2.64
Net income	99.3	78.4	167.0	123.6
per diluted share	2.31	1.83	3.88	2.88
Net investment income	78.7	72.3	161.6	143.4
Book value per share	$69.17	$70.18	$69.17	$70.18
Ending shares outstanding	42.5	42.4	42.5	42.4
Combined ratio	95.5%	95.6%	96.2%	97.5%
Prior year development ratio	(0.8)%	(1.3)%	(0.7)%	(0.7)%
Catastrophe ratio	5.0%	4.8%	5.3%	6.0%
Combined ratio, excluding catastrophes	90.5%	90.8%	90.9%	91.5%
Current accident year combined ratio, excluding catastrophes(3)	91.3%	92.1%	91.6%	92.2%

(1) See information about this and other non-GAAP measures and definitions used throughout this press release on the final pages of this document.

“We are pleased with our second quarter performance,” said John C. Roche, president and chief executive officer at The Hanover. “We continued to demonstrate the value of our company’s agency-centered strategy and distinctive business model, generating an operating return on average equity of approximately 13 percent(4) and overall growth of 7 percent, notably, in our most profitable businesses.

“While market conditions continue to be very dynamic, we remain satisfied with the overall domestic pricing environment,” Roche said. “Our Core Commercial pricing ticked up in the quarter, while Personal Lines rate increases remained relatively stable. We are confident that our dedicated teams, enhanced capabilities and strong agency franchise approach will allow us to continue growing profitably in target sectors.”

“For the quarter, we delivered solid operating earnings of $2.20 per share,” said Jeffrey M. Farber, executive vice president and chief financial officer. “All of our financial measures remain in line with our expectations. Our current year underlying loss trends remained stable, the expense ratio improved by half-a-point in our domestic business, while retention and new business quality remained strong. We continue to build momentum across the organization, and we are well positioned to capitalize on this momentum in the second half of 2018.”

Second Quarter Operating Highlights

Commercial Lines

Commercial Lines operating income before taxes was $82.0 million, compared to $43.2 million in the second quarter of 2017.  The Commercial Lines combined ratio was 93.9%, compared to 99.4% in the prior-year quarter.  Catastrophe losses were $24.8 million, or 3.9 points of the combined ratio, compared to $42.6 million, or 7.2 points of the combined ratio, in the prior-year quarter.  Second quarter 2018 results included $8.0 million, or 1.3 points, of favorable prior-year reserve development primarily driven by favorable trends in Workers’ Compensation and Other Commercial Lines (“OCL”), largely in Professional Lines, partially offset by unfavorable prior-year reserve development in the Commercial Auto line. This compares to no prior-year reserve development in the second quarter of 2017.

Commercial Lines current accident year combined ratio, excluding catastrophes, improved by 0.9 points to 91.3%, from 92.2% in the prior-year quarter, driven by an improved expense ratio.

The current accident year loss and loss adjustment expense (“LAE”) ratio, excluding catastrophes(5), remained relatively stable at 56.5%, with normal property variability impacting prior-year comparisons by line. The Commercial Multiple Peril (“CMP”) results reflected elevated property large loss experience in the second quarter of 2018, while OCL benefited from the favorable comparison to large losses and related reinsurance reinstatement premium in the second quarter of 2017.

The expense ratio improved by 0.6 points in the second quarter of 2018, driven by expense actions executed in July of 2017, as well as fixed cost leverage from continued premium growth.

Net premiums written were $629.6 million in the quarter, up 6.4% from the prior-year quarter, driven by targeted price increases and strong retention of 84.6%, as well as a comparison benefit from the aforementioned reinstatement premiums recorded in the second quarter of 2017. Core commercial(6) business price increases averaged 5.1% for the second quarter.

The following table summarizes premiums and the components of the combined ratio for Commercial Lines:

	Three Months ended		Six Months ended
	June 30		June 30
($ in millions)	2018	2017	2018	2017
Net premiums written	$629.6	$591.6	$1,301.5	$1,216.9
Net premiums earned	634.6	591.2	1,263.6	1,179.5
Operating income before taxes	82.0	43.2	143.5	80.6
Loss and LAE ratio	59.1%	64.0%	60.5%	63.9%
Expense ratio(7)	34.8%	35.4%	35.0%	35.9%
Combined ratio	93.9%	99.4%	95.5%	99.8%
Prior year development ratio	(1.3)%	-	(0.8)%	-
Catastrophe ratio	3.9%	7.2%	5.0%	6.7%
Combined ratio, excluding catastrophes	90.0%	92.2%	90.5%	93.1%
Current accident year combined ratio, excluding catastrophes	91.3%	92.2%	91.3%	93.1%

Personal Lines

Personal Lines operating income before taxes was $27.3 million in the quarter, compared to $47.9 million in the second quarter of 2017. The Personal Lines combined ratio was 97.6%, compared to 91.8% in the prior-year quarter. Catastrophe losses were $34.0 million, or 8.0 points of the combined ratio, compared to $13.3 million, or 3.4 points, in the prior-year quarter.

Second quarter 2018 results included $7.8 million, or 1.8 points, of net unfavorable prior-year reserve development, primarily driven by higher bodily injury severity in the auto line, mainly from accident year 2016. This compares to no prior-year reserve development in the second quarter of 2017.

Personal Lines current accident year combined ratio, excluding catastrophe losses, improved by 0.6 points to 87.8%, from 88.4% in the prior-year quarter, driven by lower expense and LAE ratios.

The expense ratio improved by 0.5 points in the second quarter of 2018, driven by expense saving actions executed in July of 2017, as well as fixed cost leverage from continued premium growth.

Net premiums written were $464.6 million in the quarter, up 7.9% from the prior-year quarter, due to higher renewal premium, driven by rate increases and strong retention. Personal Lines average rate increases in the second quarter of 2018 were approximately 4.9%.

The following table summarizes premiums and components of the combined ratio for Personal Lines:

	Three Months ended		Six Months ended
	June 30		June 30
($ in millions)	2018	2017	2018	2017
Net premiums written	$464.6	$430.5	$861.4	$792.6
Net premiums earned	423.6	391.3	837.1	773.1
Operating income before taxes	27.3	47.9	61.7	57.8
Loss and LAE ratio	69.9%	63.6%	68.9%	68.2%
Expense ratio	27.7%	28.2%	27.8%	28.5%
Combined ratio	97.6%	91.8%	96.7%	96.7%
Prior year development ratio	1.8%	-	1.1%	-
Catastrophe ratio	8.0%	3.4%	7.3%	6.9%
Combined ratio, excluding catastrophes	89.6%	88.4%	89.4%	89.8%
Current accident year combined ratio, excluding catastrophes	87.8%	88.4%	88.3%	89.8%

Chaucer

Chaucer’s operating income before taxes was $21.9 million in the second quarter of 2018, compared to $29.7 million in the second quarter of 2017.  Chaucer’s combined ratio was 95.7%, compared to 91.0% in the prior-year quarter.  Catastrophe losses were $4.8 million, or 2.2 points, in the second quarter of 2018, compared to $1.2 million, or 0.6 points in the second quarter of 2017.

Second quarter 2018 results also reflected net favorable prior-year reserve development of $10.5 million, or 4.9 points of the combined ratio, compared to $15.6 million, or 7.9 points, in the second quarter of 2017.

Chaucer’s current accident year combined ratio, excluding catastrophe losses, was 98.4% in the second quarter of 2018, consistent with the 98.3% in the prior-year quarter.

The expense ratio increased by 1.3 points in the second quarter of 2018, due to higher brokerage expenses related to mix change and higher quota share utilization net of brokerage, partially offset by favorable foreign exchange movements.

The current accident year loss and LAE ratio decreased 1.2 points compared to the second quarter of 2017, driven primarily by the aforementioned higher quota share utilization.

Net premiums written were $269.5 million in the quarter, up 6.3% from the prior-year quarter, due to strategic growth initiatives, including Accident and Health business, partially offset by increases in ceded reinsurance premiums, reflecting increased reinsurance utilization.

The following table summarizes premiums and the components of the combined ratio in the Chaucer segment:

	Three Months ended		Six Months ended
	June 30		June 30
($ in millions)	2018	2017	2018	2017
Net premiums written	$269.5	$253.6	$465.4	$453.0
Net premiums earned	214.7	198.7	435.8	409.9
Operating income before taxes	21.9	29.7	44.8	54.6
Loss and LAE ratio	52.4%	49.0%	52.2%	51.2%
Expense ratio	43.3%	42.0%	44.2%	41.0%
Combined ratio	95.7%	91.0%	96.4%	92.2%
Prior year development ratio	(4.9)%	(7.9)%	(4.4)%	(4.4)%
Catastrophe ratio	2.2%	0.6%	2.4%	2.1%
Combined ratio, excluding catastrophes	93.5%	90.4%	94.0%	90.1%
Current accident year combined ratio, excluding catastrophes	98.4%	98.3%	98.4%	94.5%

Investments

Net investment income was $78.7 million for the second quarter of 2018, compared to $72.3 million in the prior-year quarter. The increase was primarily due to higher operating cash flows and an increase in partnership income. The average pre-tax earned yield on fixed maturities was 3.32% and 3.37% for the quarters ended June 30, 2018 and 2017, respectively. Total pre-tax earned yield on the investment portfolio for the quarter ended June 30, 2018 was 3.43%, up from the prior-year quarter yield of 3.35%.

In the second quarter of 2018, net realized and unrealized investment gains recognized in earnings were $3.7 million, primarily due to changes in the fair value of equity securities during the period. Net realized investment gains for the quarter also included $1.9 million of impairment charges. In the second quarter of 2017, net realized investment gains were $5.9 million, which included $1.8 million of impairment charges.

The company held $9.3 billion in cash and invested assets on June 30, 2018. Fixed maturities and cash represented 86% of the investment portfolio. Approximately 95% of the company’s fixed maturity portfolio is rated investment grade. Net unrealized losses on the fixed maturity portfolio at the end of the second quarter of 2018 were $117.9 million before taxes, a decline in fair value of $56.9 million since March 31, 2018. This change was due to an increase in prevailing interest rates and widening of credit spreads.

Capitalization, Shareholders’ Equity and Other Items

Book value per share of $69.17 increased 0.9% from March 31, 2018, primarily due to core earnings accretion, partially offset by regular dividend payment and changes in fair value of the fixed income portfolio due to interest rate movements and widening of credit spreads.

During the quarter, the company repurchased approximately 99,000 shares of common stock for $11.7 million, at an average price of $118.72 per share.  On June 30, 2018, the company had approximately $121 million of remaining capacity under its existing $900 million share repurchase program.

Earnings Conference Call

The Hanover will host a conference call to discuss its second quarter results on Thursday, August 2, at 8:00 a.m. Eastern Time.  A PowerPoint slide presentation will accompany the prepared remarks and has been posted on The Hanover website.  Interested investors and others can listen to the call and access the presentation through The Hanover's website, located at www.hanover.com, in the “Investors” section. Investors may access the conference call by dialing 1-877-270-2148 in the U.S. and 1-412-902-6510 internationally. Web-cast participants should go to the website 15 minutes early to register, download, and install any necessary audio software.  A re-broadcast of the conference call will be available on this website approximately two hours after the call.

Financial Supplement

The Hanover's second quarter earnings news release and financial supplement are available in the “Investors” section of the company’s website at www.hanover.com.

The Hanover Insurance Group, Inc.
Condensed Consolidated Balance Sheet
	June 30	December 31
($ in millions)	2018	2017
Assets
Total investments	$9,020.7	$9,041.7
Cash and cash equivalents	244.9	376.4
Premiums and accounts receivable, net	1,773.4	1,567.6
Reinsurance recoverable on paid and unpaid losses and unearned premiums	2,832.3	3,057.0
Other assets	1,532.3	1,426.9
Total assets	$15,403.6	$15,469.6
Liabilities
Loss and loss adjustment expense reserves	$7,506.4	$7,745.0
Unearned premiums	2,958.5	2,763.6
Debt	787.1	786.9
Other liabilities	1,211.8	1,176.4
Total liabilities	12,463.8	12,471.9
Total shareholders’ equity	2,939.8	2,997.7
Total liabilities and shareholders’ equity	$15,403.6	$15,469.6

The Hanover Insurance Group, Inc.
Condensed Consolidated Income Statement	Three Months ended		Six Months ended
	June 30		June 30
($ in millions)	2018	2017	2018	2017
Revenues
Premiums earned	$1,272.9	$1,181.2	$2,536.5	$2,362.5
Net investment income	78.7	72.3	161.6	143.4
Net realized and unrealized investment gains (losses)
Net realized gains (losses) from sales and other	(0.4)	7.7	(0.1)	11.0
Net change in fair value of equity securities	6.0	-	(17.0)	-
Net other-than-temporary impairment losses on investments recognized in earnings	(1.9)	(1.8)	(2.6)	(3.2)
Total net realized and unrealized investment gains (losses)	3.7	5.9	(19.7)	7.8
Fees and other income	7.5	6.7	15.3	13.3
Total revenues	1,362.8	1,266.1	2,693.7	2,527.0
Losses and expenses
Losses and loss adjustment expenses	783.6	725.0	1,569.4	1,491.5
Amortization of deferred acquisition costs	288.9	264.6	576.9	531.0
Interest expense	11.6	12.2	24.0	24.2
Other operating expenses	158.8	153.3	322.9	310.3
Total losses and expenses	1,242.9	1,155.1	2,493.2	2,357.0
Income from continuing operations before income taxes	119.9	111.0	200.5	170.0
Income tax expense	20.7	32.6	33.5	46.4
Income from continuing operations	99.2	78.4	167.0	123.6
Discontinued operations	0.1	-	-	-
Net income	$99.3	$78.4	$167.0	$123.6

The following is a reconciliation from operating income to net income(8):

The Hanover Insurance Group, Inc.
	Three Months ended June 30				Six Months ended June 30
	2018		2017		2018		2017
($ In millions, except per share data)	$ Amount	Per Share Diluted	$ Amount	Per Share Diluted	$ Amount	Per Share Diluted	$ Amount	Per Share Diluted
Operating income (loss)
Commercial Lines	$82.0		$43.2		$143.5		$80.6
Personal Lines	27.3		47.9		61.7		57.8
Chaucer	21.9		29.7		44.8		54.6
Other	(1.4)		(1.9)		(3.6)		(5.0)
Total	129.8		118.9		246.4		188.0
Interest expense	(11.6)		(12.2)		(24.0)		(24.2)
Operating income before income taxes	118.2	$2.74	106.7	$2.49	222.4	$5.17	163.8	$3.82
Income tax expense on operating income	(23.6)	(0.54)	(34.4)	(0.80)	(43.8)	(1.02)	(50.7)	(1.18)
Operating income after income taxes	94.6	2.20	72.3	1.69	178.6	4.15	113.1	2.64
Non-operating items:
Net realized gains (losses) from sales and other	(0.4)	(0.01)	7.7	0.18	(0.1)	-	11.0	0.26
Net change in fair value of equity securities	6.0	0.14	-	-	(17.0)	(0.40)	-	-
Net other-than-temporary impairment losses on investments recognized in earnings	(1.9)	(0.05)	(1.8)	(0.04)	(2.6)	(0.06)	(3.2)	(0.08)
Other	(2.0)	(0.05)	(1.6)	(0.04)	(2.2)	(0.05)	(1.6)	(0.04)
Income tax benefit on non-operating items	2.9	0.07	1.8	0.04	10.3	0.24	4.3	0.10
Income from continuing operations, net of taxes	99.2	2.30	78.4	1.83	167.0	3.88	123.6	2.88
Discontinued operations, net of taxes	0.1	0.01	-	-	-	-	-	-
Net income	$99.3	$2.31	$78.4	$1.83	$167.0	$3.88	$123.6	$2.88
Weighted average shares outstanding		43.1		42.8		43.1		42.9

Forward-Looking Statements and Non-GAAP Financial Measures

Forward-looking statements

Certain statements in this release or in the above-referenced conference call may be forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995.  Use of the words "believes," "anticipates," "expects," “projections,” “potential,” “forecast,” “outlook,” “should,” “could,” “confident,” “plan,” “guidance,” “on track to,” “committed to,” “looking ahead,” “ability to,” “will,” “will remain,” “will continue,” and similar expressions is intended to identify forward-looking statements.  The company cautions investors that any such forward-looking statements are estimates or projections that involve significant judgment and that neither historical results and trends nor forward-looking statements are guarantees or necessarily indicative of future performance.  Actual results could differ materially.

In particular, “forward-looking statements“ include statements in this press release or in such conference call regarding our ability to deliver on “Hanover 2021” goals and objectives, specifically growing profitably within our distribution plant, increasing specialized capabilities, focus on innovation, and financial management to further distinguish The Hanover as a premier Property and Casualty company; exploration of strategic alternatives for Chaucer, including possible sale or retention of the entity, and possible use of proceeds from a sale; efforts to manage expenses remaining at the forefront of our strategy and investment decisions; ability to maintain rigorous expense culture, including reductions in the expense ratio; ability to generate strong growth, attractive margins, and return on equity; strength of balance sheet and capital base; ability to grow in lines with adequate pricing and target profitability; risk selection; the level of conservatism and strength of reserves and the balance sheet; likelihood reserves will run off favorably rather than unfavorably; expectation for Chaucer reserve development to contribute to earnings; ability to sustain current trends in Personal and Commercial Lines; ability to generate overall growth; ability to deliver above target profit margins; ability to produce stable loss ratios in Commercial Lines due to pricing, product, geographic and underwriting actions; pricing compared to long-term loss trends; volatility in commercial property lines; Specialty growth opportunities; workers’ compensation loss trends; future trends of commercial multi-peril liability claims; frequency and severity trends in personal and commercial auto; commercial auto performance, including price and underwriting execution; small commercial’s positive growth trajectory due to new tax laws; middle market portfolio profit improvement execution; success of digital tools and data analytics to improve customer experience; ability to increase rates in certain states; continue a balanced growth and consistent profitability in Personal Lines, through dedicated teams in target market segments; expectation that Personal Lines will deliver superior returns; the competition TAP rollout to remaining Personal Line states; ability to manage the cyclical nature and volatility of Chaucer’s business, risk complexity, and challenging market conditions; ability to yield improved pricing and terms in conditions of Lloyd’s business; global market stabilization; ability to generate a stable combined ratio at Chaucer;  Lloyd’s initiative to address syndicate’s profitability to create a healthier, more competitive environment; results of expense management actions; implications of U.S. tax reform, including an expected effective tax rate of approximately 21% in 2018; insurance demand; use of capital; ability to generate shareholder returns and ability of shareholders to receive benefits of expected tax savings; net investment income in 2018; capital management and allocation rigor; ability to deliver superior value to shareholders; share repurchases; increased income from expected “higher yielding assets”; volatility in unrealized gains; and ability to achieve components or the sum of the full year 2018 guidance, including combined ratio and catastrophe ratio, are all forward-looking statements. In addition, the company has not yet determined the best strategic alternative for Chaucer. There are no assurances that The Hanover will enter into a transaction, and if it elects to do so, whether a sale will be consummated, the value or use of any consideration that would be received, or any potential benefits that could be realized.

Investors should consider the risks and uncertainties in the company’s business that may affect such estimates and future performance, including (i) the inherent difficulties in arriving at such estimates, particularly with respect to current and prior accident year results and loss reserve development or with respect to lines of business which are more volatile, or with respect to which historical losses are less predictive of future losses, or “longer tail” products such as commercial liability, or, with respect to Chaucer, reported premium and the impact of currency fluctuations; (ii) the complexity of estimating losses from large catastrophe events or with respect to emerging issues where circumstances may delay reporting of the existence, nature or extent of losses or where “demand surge,” regulatory assessments, litigation, coverage and technical complexities or other factors may significantly impact the ultimate amount of such losses; (iii) the difficulties of estimating the impact of the current competitive financial, economic and political environment and lower federal income taxes on rates, investment income, foreign exchange rates which affect Chaucer’s business and reported results, the investment portfolio and capital, product demand, losses and competitor actions; (iv) the uncertainties of future rating agency requirements, which could affect the company, as well as the company’s investment portfolio; (v) inherent volatility with respect to certain businesses, as a result of man-made or natural catastrophes or otherwise; (vi) the impact of the evolving regulatory and legal environment, including uncertainties around Brexit; (vii) the inherent uncertainties of predicting future loss and pricing trends; and (viii) the difficulties and risk of seeking and completing a transaction for Chaucer. Investors are further cautioned to consider the risks and uncertainties in the company’s business that may affect future performance (which includes re-estimations of current or past performance) and that are discussed in the company's annual report, Form 10-K and other documents filed by The Hanover Insurance Group, Inc. (“The Hanover”) with the Securities and Exchange Commission (“SEC”) and which are also available at www.hanover.com under "Investors.” These uncertainties include the possibility of adverse catastrophe experiences (including terrorism) and severe weather; the uncertainty in estimating weather-related losses, and property and casualty losses (particularly with respect to products with longer tails or involving emerging issues and with respect to losses incurred as the result of new lines of business or reinsurance contracts and reinsurance recoverables); litigation and the possibility of adverse judicial decisions, including those which expand policy coverage beyond its intended scope or award “bad faith” or other non-contractual damages; the ability to increase or maintain certain property and casualty insurance rates; the impact of new product introductions and expansion in new geographic areas; the impact of future acquisitions; adverse loss and loss adjustment expense development from prior years and adverse trends in mortality and morbidity and medical costs; changes in frequency and loss trends; the ability to increase renewal rates and new property and casualty policy counts; investment impairments (which may be affected by, among other things, the company’s ability and willingness to hold investment assets until they recover in value) and currency, credit and interest rate risk; the impact of competition and consolidation in the industry and among agents and brokers; the economic environment; adverse state, federal and, with respect to Chaucer, international legislation or regulation or regulatory actions affecting Chaucer or the Society and Corporation of Lloyd’s (including the impact of Brexit); the impact of recent efforts by Lloyd’s to increase underwriting discipline among managing agents; financial ratings actions; operational and technology risks and technological innovations, including the risk of cyber-security breaches; uncertainties in estimating indemnification liabilities recorded in conjunction with obligations undertaken in connection with the sale of various businesses; and uncertainties in general economic conditions (including inflation, particularly in various sectors such as healthcare) and in investment and financial markets, which, among other things, could result in increased impairments of fixed income investments, reductions in market values as the result of increases in interest rates, and the inability to collect from reinsurers and the performance of the discontinued voluntary pools business.

Non-GAAP Financial Measures

As discussed on pages 45-46 of the Company’s Annual Report for the year ended December 31, 2017, The Hanover uses non-GAAP financial measures as important measures of its operating performance, including operating income, operating income before interest expense and taxes, operating income per share, and measures of operating income and loss and LAE ratios excluding catastrophe losses and reserve development. Operating income and operating income per share are non-GAAP measures. They are defined as net income excluding the after-tax impact of net realized investment gains (losses), fair value changes on equity securities, gains and losses from the repurchases of the company’s debt, other non-operating items, and results from discontinued operations and, in the case of “operating income per share,” divided by the average number of diluted shares of common stock.  The definition of other financial measures and terms can be found in the 2017 Annual Report on pages 80-83.

Net realized investment gains and losses, which as a result of the implementation of a new accounting standard in 2018 also includes changes in the fair value of equity securities still held, are excluded for purposes of presenting operating income since they are largely determined by interest rates, financial markets and the timing of sales. Operating income also excludes net gains and losses on disposals of businesses, discontinued operations, restructuring costs, the cumulative effect of accounting changes and certain other items such as employee termination costs incurred in connection with the company’s expense initiative. Operating income is the sum of the segment income from:  Commercial Lines, Personal Lines, Chaucer and Other, after interest expense and taxes. Operating income may also be presented as “operating income before taxes”, which is operating income before both interest expense and taxes. The Hanover believes that measures of operating income provide investors with a valuable measure of the performance of the company’s ongoing businesses because they highlight the portion of net income (loss) attributable to the core operations of the business.

The Hanover also provides measures of operating income and loss and combined ratios that exclude the effects of catastrophe losses (catastrophe losses as discussed here and in all other measures include catastrophe loss development).  A catastrophe is a severe loss, resulting from natural and manmade events, including, among others, hurricanes, tornadoes and other windstorms, earthquakes, hail, severe winter weather, fire, explosions, and terrorism. Each catastrophe has unique characteristics.  Catastrophes are not predictable as to timing or loss amount in advance.  The Hanover believes that a discussion of the effect of catastrophes is meaningful for investors to understand the variability of periodic earnings and loss and combined ratios.

Reserve development, which can be favorable or unfavorable, represents changes in the company’s estimate of the costs to resolve claims from prior years.  The company believes that a discussion of loss and combined ratios excluding reserve development is helpful to investors since it provides insight into both its estimate of current accident year results and the accuracy of prior-year estimates. Calendar year loss and LAE ratios determined in accordance with GAAP, excluding reserve development, are sometimes referred to as “accident-year loss ratios”.

Income from continuing operations is the most directly comparable GAAP measure for operating income (and operating income before taxes) and measures of operating income that exclude the effects of catastrophe losses or reserve development.  Operating income and measures of operating income that exclude the effects of catastrophe losses or reserve development should not be construed as substitutes for income from continuing operations or net income determined in accordance with GAAP.  A reconciliation of operating income to income from continuing operations and net income for the quarters and six-month period ended June 30, 2018 and 2017 is set forth in the table on page 8 of this document and in the Financial Supplement.

Loss and combined ratios calculated in accordance with GAAP are the most directly comparable GAAP measures for loss and combined ratios calculated excluding the effects of catastrophe losses or reserve development.  The presentation of loss and combined ratios calculated excluding the effects of catastrophe losses or reserve development should not be construed as a substitute for loss or combined ratios determined in accordance with GAAP.

Book value per share, excluding net unrealized appreciation (depreciation) on fixed maturity investments, is also a non-GAAP measure. It is calculated as total shareholders’ equity excluding the after-tax effect of unrealized investment gains and losses on fixed maturities, divided by the number of common shares outstanding.

ABOUT THE HANOVER

The Hanover Insurance Group, Inc. is the holding company for several property and casualty insurance companies, which together constitute one of the largest insurance businesses in the United States. The company provides exceptional insurance solutions in a dynamic world. The Hanover distributes its products through a select group of independent agents and brokers. Together with its agents, The Hanover offers standard and specialized insurance protection for small and mid-sized businesses, as well as for homes, automobiles, and other personal items. Through its international member company, Chaucer, The Hanover also underwrites business at Lloyd's of London in several major insurance and reinsurance classes, including marine, property and energy. For more information, please visit hanover.com.

Contact Information

Investors:	Media:
Oksana Lukasheva	Michael F. Buckley
E-mail: olukasheva@hanover.com	E-mail: mibuckley@hanover.com

1-508-855-2063	1-508-855-3099

Definition of Reported Segments

Continuing operations include four operating segments: Commercial Lines, Personal Lines, Chaucer, and Other.  The Commercial Lines segment offers a suite of products targeted at the small to mid-size business markets, which include commercial multiple peril, commercial automobile, workers’ compensation and other commercial coverages, such as specialty program business, inland marine, management and professional liability and surety. The Personal Lines segment markets automobile, homeowners and ancillary coverages to individuals and families.  The Chaucer reporting segment represents The Hanover's international business written through Lloyd’s of London in several major insurance and reinsurance classes, including marine and aviation, casualty, energy, property, and treaty. The “Other” segment includes Opus Investment Management, Inc., which provides investment management services to institutions, pension funds and other organizations, the operations of the holding company, as well as a block of voluntary pools business in which we have not actively participated since 1995.

Endnotes

(1)

Operating income (loss) and operating income (loss) per diluted share are non-GAAP measures. Operating income before taxes, as referenced in the results of the three business segments, is defined as, with respect to such segment, operating income before taxes and interest expense. These measures are used throughout this document. The reconciliation of operating income and operating income per diluted share to the closest GAAP measures, income from continuing operations and income from continuing operations per diluted share, respectively, is provided on page 8 of this press release.  See the disclosure on the use of this and other non-GAAP measures under the heading “Forward-Looking Statements and Non-GAAP Financial Measures.”

(2)

Combined ratio, excluding catastrophes, is a non-GAAP measure, which is equal to the combined ratio, excluding catastrophe losses. This measure and measures excluding prior-year reserve development (“current accident-year” ratios) are used throughout this document. The combined ratio (which includes catastrophe losses and prior-year loss reserve development) is the most directly comparable GAAP measure. The following is a reconciliation of combined ratio, excluding catastrophes:

	Three Months ended
	June 30, 2018
	Commercial Lines	Personal Lines	Total Domestic	Chaucer	Total

Total combined ratio	93.9%	97.6%	95.5%	95.7%	95.5%
Less: catastrophe ratio	3.9%	8.0%	5.6%	2.2%	5.0%
Combined ratio, excluding catastrophe losses	90.0%	89.6%	89.9%	93.5%	90.5%

	Three Months ended
	June 30, 2017
	Commercial Lines	Personal Lines	Total Domestic	Chaucer	Total

Total combined ratio	99.4%	91.8%	96.5%	91.0%	95.6%
Less: catastrophe ratio	7.2%	3.4%	5.7%	0.6%	4.8%
Combined ratio, excluding catastrophe losses	92.2%	88.4%	90.8%	90.4%	90.8%

	Six Months ended
	June 30, 2018
	Commercial Lines	Personal Lines	Total Domestic	Chaucer	Total

Total combined ratio	95.5%	96.7%	96.1%	96.4%	96.2%
Less: catastrophe ratio	5.0%	7.3%	5.9%	2.4%	5.3%
Combined ratio, excluding catastrophe losses	90.5%	89.4%	90.2%	94.0%	90.9%

	Six Months ended
	June 30, 2017
	Commercial Lines	Personal Lines	Total Domestic	Chaucer	Total

Total combined ratio	99.8%	96.7%	98.6%	92.2%	97.5%
Less: catastrophe ratio	6.7%	6.9%	6.8%	2.1%	6.0%
Combined ratio, excluding catastrophe losses	93.1%	89.8%	91.8%	90.1%	91.5%

(3)

Current accident year combined ratio, excluding catastrophe losses, is a non-GAAP measure, which is equal to the combined ratio, excluding prior-year reserve development and catastrophe losses. The combined ratio (which includes catastrophe losses and prior-year loss reserve development) is the most directly comparable GAAP measure. The following is a reconciliation of current accident year combined ratio, excluding catastrophes:

Three Months ended
June 30, 2018
	Commercial Lines	Personal Lines	Chaucer	Total
Total combined ratio	93.9%	97.6%	95.7%	95.5%
Less:
Prior-year reserve development ratio	(1.3)%	1.8%	(4.9)%	(0.8)%
Catastrophe ratio	3.9%	8.0%	2.2%	5.0%
Current accident year combined ratio, excluding catastrophe losses	91.3%	87.8%	98.4%	91.3%

June 30, 2017
Total combined ratio	99.4%	91.8%	91.0%	95.6%
Less:
Prior-year reserve development ratio	-	-	(7.9)%	(1.3)%
Catastrophe ratio	7.2%	3.4%	0.6%	4.8%
Current accident year combined ratio, excluding catastrophe losses	92.2%	88.4%	98.3%	92.1%

Six Months ended
June 30, 2018
Total combined ratio	95.5%	96.7%	96.4%	96.2%
Less:
Prior-year reserve development ratio	(0.8)%	1.1%	(4.4)%	(0.7)%
Catastrophe ratio	5.0%	7.3%	2.4%	5.3%
Current accident year combined ratio, excluding catastrophe losses	91.3%	88.3%	98.4%	91.6%

June 30, 2017
Total combined ratio	99.8%	96.7%	92.2%	97.5%
Less:
Prior-year reserve development ratio	-	-	(4.4)%	(0.7)%
Catastrophe ratio	6.7%	6.9%	2.1%	6.0%
Current accident year combined ratio, excluding catastrophe losses	93.1%	89.8%	94.5%	92.2%

(4)

Operating Return on Average Equity (“Operating ROE”) is a non-GAAP measure. Operating ROE is calculated by dividing annualized operating income after tax for the applicable period (under the heading in this press release “Non-GAAP Financial Measures”, see end note (1)), by average shareholders’ equity, excluding unrealized appreciation (depreciation) on fixed maturity investments, net of tax, for the stated period. Total shareholders’ equity, excluding net unrealized appreciation (depreciation) on fixed maturity investments, net of tax, is also a non-GAAP measure. Total shareholders’ equity, is the most directly comparable GAAP measure, and is reconciled in the table below. For the calculation of Operating ROE, the average of beginning and ending shareholders’ equity, excluding net unrealized appreciation (depreciation) on fixed maturity investments, net of tax, is used for the period as shown in the table below:

	Period Ended*
($ In millions)	March 31	June 30
	2018	2018
Total shareholders’ equity	$2,913.1	$2,939.8
Less: net unrealized appreciation (depreciation) on fixed maturity investments, net of tax	0.3	(48.8)
Total shareholders’ equity, excluding net unrealized appreciation (depreciation) on fixed maturity investments, net of tax	$2,912.8	$2,988.6
Average shareholders’ equity		$2,926.5
Average shareholders’ equity, excluding net unrealized appreciation (depreciation) on fixed maturity investments, net of tax		$2,950.7

*Prior to 2018, unrealized appreciation (depreciation) also included changes in the fair value of equity securities.  Effective January 1, 2018, as a result of the implementation of a new accounting standard, these changes in fair value are included in net income as a component of net realized and unrealized investment gains and losses.

Three Months ended
June 30, 2018
($ In millions, except percentages)
Annualized net income ($99.3 multiplied by 4)	$397.2
Average shareholders’ equity	$2,926.5
Return on equity (GAAP)	13.6%

Three Months ended
June 30, 2018
($ In millions, except percentages)
Annualized operating income(1) ($94.6 multiplied by 4)	$378.4
Average shareholders’ equity, excluding net unrealized appreciation (depreciation) on fixed maturity investments, net of tax	$2,950.7
Operating return on equity (non-GAAP)	12.8%

(5)

Current accident year loss and LAE ratio, excluding catastrophe losses, is a non-GAAP measure, which is equal to the loss and LAE ratio (“loss ratio”), excluding prior-year reserve development and catastrophe losses. The loss ratio (which includes catastrophe losses and prior-year loss reserve development) is the most directly comparable GAAP measure. The following is reconciliation of the GAAP loss ratio to the current accident year loss ratio, excluding catastrophe losses:

Three Months ended
June 30, 2018
	Commercial Lines	Personal Lines	Chaucer	Total
Total loss and LAE ratio	59.1%	69.9%	52.4%	61.6%
Less:
Prior-year reserve development ratio	(1.3)%	1.8%	(4.9)%	(0.8)%
Catastrophe ratio	3.9%	8.0%	2.2%	5.0%
Current accident year loss and LAE ratio, excluding catastrophes	56.5%	60.1%	55.1%	57.4%

June 30, 2017
Total loss and LAE ratio	64.0%	63.6%	49.0%	61.4%
Less:
Prior-year reserve development ratio	-	-	(7.9)%	(1.3)%
Catastrophe ratio	7.2%	3.4%	0.6%	4.8%
Current accident year loss and LAE ratio, excluding catastrophes	56.8%	60.2%	56.3%	57.9%

Six Months ended
June 30, 2018
Total loss and LAE ratio	60.5%	68.9%	52.2%	61.9%
Less:
Prior-year reserve development ratio	(0.8)%	1.1%	(4.4)%	(0.7)%
Catastrophe ratio	5.0%	7.3%	2.4%	5.3%
Current accident year loss and LAE ratio, excluding catastrophes	56.3%	60.5%	54.2%	57.3%

June 30, 2017
Total loss and LAE ratio	63.9%	68.2%	51.2%	63.1%
Less:
Prior-year reserve development ratio	-	-	(4.4)%	(0.7)%
Catastrophe ratio	6.7%	6.9%	2.1%	6.0%
Current accident year loss and LAE ratio, excluding catastrophes	57.2%	61.3%	53.5%	57.8%

(6)

Core Commercial business provides commercial property and casualty coverages to small and mid-sized businesses in the U.S., generally with annual premiums per policy up to $250,000, primarily through the commercial multiple peril, commercial auto and workers’ compensation lines of business, as reported on pages 8 and 9 of the Second Quarter 2018 Financial Supplement.

	Three Months ended			Three Months ended
	June 30, 2018			June 30, 2017
($ in millions)	Core Commercial	Other Commercial	Total	Core Commercial	Other Commercial	Total
Net premiums written	$359.9	$269.7	$629.6	$340.8	$250.8	$591.6
Net premiums earned	$371.2	$263.4	$634.6	$347.4	$243.8	$591.2

	Six Months ended			Six Months ended
	June 30, 2018			June 30, 2017
($ in millions)	Core Commercial	Other Commercial	Total	Core Commercial	Other Commercial	Total
Net premiums written	$758.6	$542.9	$1,301.5	$716.0	$500.9	$1,216.9
Net premiums earned	$739.7	$523.9	$1,263.6	$695.4	$484.1	$1,179.5
(7)	Here, and later in this document, the expense ratio is reduced by installment fee revenues for purposes of the ratio calculation.
(8)

The separate financial information of each operating segment is presented consistent with the way results are regularly evaluated by the chief operating decision maker in deciding how to allocate resources and in assessing performance. Management evaluates the results of the aforementioned operating segments without consideration of interest expense on debt and on a pre-tax basis.